EXHIBIT 21.1

                                  SUBSIDIARIES


Transeastern Properties at the Cove, Inc., a Florida corporation

Transeastern Wellington Properties, Inc., a Florida corporation

Transeastern Aberdeen Properties, Inc., a Florida corporation

Transeastern Pembroke Villages, Inc., a Florida corporation

Transeastern Pembroke Properties, Inc., a Florida corporation

Transeastern Plantation Apartments, Inc., a Florida corporation

Transeastern Hollywood Apartments, Inc., a Florida corporation

Transeastern Finance, Inc., a Florida corporation